Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 1, 2019, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Ellie Mae, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Ellie Mae, Inc. on Forms S-3 (File No. 333-181980 and automatic shelf registration statement File No. 333-212810) and on Forms S-8 (File No. 333-174460, File No. 333-179318, File No. 333-186213, File No. 333-193831, File No. 333-201998, File No. 333-209720, File No. 333-216158, and File No. 333-223360).

/s/ GRANT THORNTON LLP
San Francisco, California
March 1, 2019